EXHIBIT 99

[LOGO OF iDine Rewards Network]

P R E S S    R E L E A S E

FOR IMMEDIATE RELEASE	CONTACTS:

Stephen E. Lerch
Chief Operating Officer,
Dining Chief Financial Officer
iDine Rewards Network Inc.
(305) 892-3306

Allan Jordan
Senior Vice President
Golin/Harris International
(212) 697-9191

iDINE REWARDS NETWORK INC. ANNOUNCES EARNINGS

FOR THE THREE MONTHS ENDED MARCH 31, 2003

Miami, FL April 17, 2003—iDine Rewards Network Inc., (AMEX: IRN) one of the nation’s leading provider of loyalty and rewards programs, today released its financial results for the first quarter ended March 31, 2003.

For the three-month period ended March 31, 2003, total operating revenue amounted to $22.9 million, an increase of 39.8% compared with $16.4 million in the same three-month period a year earlier. Gross dining sales for the quarter amounted to $82.6 million, representing an increase of 45.0% over the corresponding prior year period’s dining sales of $57.0 million. The Company closed the quarter on plan with over 2.7 million active members and for the first time more than 10,000 participating merchants. This resulted in a record amount of dining transactions for a quarterly period of 2.35 million. Dining margins as a percentage of gross dining sales remained stable at 26.0% for the current quarter compared to 26.1% in the same quarter last year.

In the current three-month period, the Company recorded net income before taxes of $5.5 million versus $3.0 million in the same period last year. Net income for the three months ended March 31, 2003 was $3.4 million (or 14 cents per share based on fully diluted average outstanding common shares of 23.9 million). In the quarter ended March 31, 2003, iDine recorded a tax expense of $2.1 million compared to a tax benefit in the March 31, 2002 quarter of $81,000. Net income for the three-month period ended March 31, 2002 was $3.1 million or 15 cents per share (on fully diluted average outstanding common shares of 21.1 million). The 2003 earnings reflect the Company’s current fully taxable status whereas the first quarter of fiscal 2002 results did not provide for any taxes due to the availability of previous years net operating loss carryforwards. Earnings per share for the first quarter of 2002, assuming a fully taxable position and statutory tax rates, would have been 9 cents on a tax adjusted basis versus the 14 cents in the quarter ended March 31, 2003.

“We are pleased to be reporting strong year over year growth in revenue and net income from our dining program during the first quarter” said George S. Wiedemann, President and Chief Executive Officer of iDine Rewards Network. “The results demonstrate the continued momentum of the dining program and the strength of our value proposition to both members and merchants, especially in the face of uncertain geo-political and economic conditions and the severe winter weather in the East during the first quarter. The recent announcement of our agreement with Citicorp Diners Club to begin providing the Diners Club Restaurant Savings Program to Diners Club Personal and participating Corporate Cardmembers in the United States is just one of our efforts to continue to expand our operations. We will also be launching our hotel rewards program in the second quarter with over 300 hotels initially available to our members where they can receive a competitive rate and a reward at various fine hotel establishments in 35 markets across the country.”

Wiedemann went on to say, “We continue to make progress toward our goal of becoming a marketing services company that can provide merchants across a broad spectrum of industries, dynamic and effective loyalty and rewards programs to help build and sustain their businesses. Further, we believe that our core dining rewards program provides us the base from which to expand the range of benefits offered to our members and we are confident that we are on plan to continue our growth and build shareholder value.”

iDine Rewards Network Inc., based in Miami, Florida, offers its members a variety of dining savings and rewards programs at more than 10,300 merchants throughout the United States via means of a registered credit card platform. The Company currently has 18.0 million credit cards registered through 13.3 million enrolled accounts. Dining incentives are offered through the Company’s dining programs, either branded under the name iDine or provided through co-branded and private label partnerships, such as airline frequent flyer programs, club memberships or other affinity organizations. iDine Reward Network’s common stock trades on the American Stock Exchange (AMEX).

Statements in this release that are not strictly historical are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company’s actual results in the future to differ materially from expected results. These risks are qualified in their entirety by cautionary language and risk factors set forth in the company’s filings with the Securities and Exchange Commission.

iDine Rewards Network Inc. and Subsidiaries

(Amounts in thousands, except per share data)

(UNAUDITED)

	Three Months Ended
	March 31,		Dec. 31,
	2003	2002	2002
Gross dining sales:
RTR*	$76,619	$54,053	$79,507
Non RTR*	5,976	2,918	5,975

Total dining sales	$82,595	$56,971	$85,482
Cost of sales	44,237	31,019	45,969
Member rewards and savings	16,867	11,064	17,747

Net revenue from dining	21,491	14,888	21,766
Dining margin	26.02%	26.13%	25.46%
Membership and renewal income	1,346	1,412	1,131
Other operating revenue	41	67	42

Total operating revenues	22,878	16,367	22,939

Operating expenses:
Salaries and benefits	4,833	4,639	4,935
Sales commission and expense	3,903	1,582	3,697
Member & merchant marketing	1,625	1,145	2,139
Printing and postage	1,777	1,251	1,777
General and administrative	4,871	4,060	4,461

Total operating expenses	17,009	12,677	17,009

Operating income	5,869	3,690	5,930
Other income (expenses)	(406)	(673)	(433)
Net income before income taxes	5,463	3,017	5,497
Income tax (expense) benefit	(2,074)	81	(825)
Net income	3,389	3,098	4,672
Less: Preferred dividend	15	298	100
Net Income available to common stockholders	$3,374	$2,800	$4,572
Net Income per share
Basic EPS	0.16	0.18	0.23
Diluted EPS	0.14	0.15	0.20
Weighted average number of common and common equivalent shares outstanding
Basic	21,597	15,827	20,219
Diluted	23,884	21,103	23,838

Fully diluted EPS, as reported	0.14	0.15	0.20
Less:
Additional tax if statutory rate used		(0.06)	(0.06)

Assume fully taxable at statutory rates EPS**	0.14	0.09	0.14

** The fully taxable EPS is calculated assuming a 38% statutory tax rate, to demonstrate the impact on earnings had the company been subject to the current statutory federal and state income tax rates in 2002.

* RTR – Rights to receive and represents sales where there was cash advanced to the merchant.

* Non RTR – Represents sales where there was no cash advanced to the merchants.

iDine Rewards Network Inc. and Subsidiaries

(Amounts in thousands, except per share and ticket data)

(UNAUDITED)

	Three Months Ended
	March 31,		Dec. 31,
	2003	2002	2002
Cash & cash equivalents	10,366	13,451	8,266
Short-term investments	1,702	2,486	1,183
Rights to receive, net	108,400	69,446	111,962
Total assets	152,966	114,134	152,143
Outstanding debt	60,000	55,500	60,000
Stockholder equity	57,469	33,621	52,401

Net cash provided by (used in):
Operations	2,529	2,165	339
Investing	(1,554)	(2,520)	(673)
Financing	1,126	(151)	5,078

	Three Months Ended
	March 31,		Dec. 31,
	2003	2002	2002
Credit Cards on file	17,878	11,176	17,149
Enrolled accounts	13,201	8,484	12,664
Accounts Active Last 12-months	2,711	1,426	2,472

Active merchants	10,327	7,809	9,681

Number of Dines during period	2,353	1,488	2,349

Average Ticket in dollars	$51.54	$52.84	$53.47
Gross Member Spend	$121,247	$78,646	$125,593
Sales yield	68.1%	72.4%	68.1%